Exhibit 10.2

FIRST AMENDMENT TO CONSTRUCTION MANAGEMENT AND GENERAL

CONTRACTOR’S AGREEMENT

This First Amendment to Construction Management and General Contractor’s Agreement (“Amendment”), dated to be effective as of March 11, 2008, is made by and between HRHH Hotel/Casino, LLC and HRHH Development, LLC, each Delaware limited liability companies (collectively, “Owner”) and MJ Dean Construction, Inc., a Nevada corporation (“Contractor”) (collectively, “Parties”).

RECITALS

A. The Parties entered into that certain Construction Management and General Contractor’s Agreement dated February 22, 2008 (the “Agreement”).

B. The Parties desire to amend the Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning given such terms in the Agreement. Unless the context otherwise indicates, all references herein to the Agreement shall include this Amendment.

2. Section 3.7. Section 3.7 of the Agreement is deleted and replaced with the following:

(a) Owner and Contractor agree that for purposes of paying Contractor’s Share of Savings (as both terms are defined in Subsection 3.7(b)), Owner may group together certain Work Authorizations (individually, a “Work Authorization Group” or collectively, “Work Authorization Groups”). The following Work Authorization Groups are currently contemplated: (1) Central Plant, Drainage Channel, Onsite and Offsite Utilities; (2) North Tower, Meeting Rooms, Joint, South Parking Garage; and (3) South Tower / Podium, Pedestrian Realm and Off-Site Improvements, and Casino Expansion. The Parties may, subject to their mutual written agreement, amend the Work Authorization Groups and/or create additional Work Authorization Groups. Contractor agrees that Contractor’s Share of Savings with regard to any Work included in a Work Authorization Group shall not be payable by Owner to Contractor until sixty (60) days after Final Completion of the Work performed under all Work Authorizations included in the applicable Work Authorization Group. Contractor also agrees that for purposes of paying Contractor’s Share of Savings related to Work Authorizations not included in a Work Authorization Group, Subsection 3.7(b) shall govern.

(b) If, upon Final Completion of the Work portion of a Work Authorization under circumstances where Owner shall have elected to proceed on the basis of a Guaranteed Maximum Cost, the aggregate of the actual Subcontract Costs and General Conditions Costs incurred by Contractor for the Work performed under the Work Authorization, as determined to Owner’s satisfaction at the time and in the manner set forth in subparagraph 3.7(c) below, shall be less than that set forth in the Guaranteed Maximum Cost (exclusive of any unused Contractor Controlled Contingency and Owner Controlled Contingency and Allowances), as the same may be increased by Change Orders (the “Guaranteed Costs”), then, in such event, Contractor shall be entitled to share in the difference (the “Savings”) between said Guaranteed Costs and the aggregate of the actual Subcontract Costs and General Conditions Costs incurred by Contractor, in an amount (“Contractor’s Share”) equal to forty percent (40%) of such Savings, which Contractor’s Share shall be payable by Owner to Contractor within sixty (60) days after Final Completion of the Work performed under the applicable Work Authorization.

(c) To permit the proper calculation of Savings, at the time Contractor submits its final application or Requisition to Owner for the subject Work Authorization, Contractor also shall submit to Owner (and, if requested by Owner, to those members of the Design Team as may be designated by Owner) for review and certification an accounting statement, in form acceptable to Owner, detailing the calculation and itemization of Costs to determine the Savings under Section 3.7 hereof. If Owner disputes the accuracy of the amounts contained in such accounting statement, Owner shall, within fifteen (15) days following its receipt, submit the same for auditing to a certified public accountant designated by Owner, and the determination by such public accountant of the correct amounts shall be final and binding on the parties. If, based upon the accounting statement and any audit thereof by Owner, it shall be determined that there shall be Savings, then, in such event, Contractor’s Share of such Savings shall be paid by Owner to Contractor in accordance with the provisions of Subsection 3.7 above.

3. Section 20.1(a). Section 20.1(a) of the Agreement is deleted and replaced with the following:

(a) Owner and Contractor agree that, notwithstanding the provisions of ARTICLE 3 and ARTICLE 4 hereof, Owner may elect to have the Project or any Phase thereof performed by one or more Guaranteed Maximum Costs as set forth in Work Authorizations approved in advance and in writing by Owner and shall be subject to Lender approval. The term “Guaranteed Maximum Cost” shall mean the Costs of the Work (as defined in Section 4.1), plus Contractor Controlled Contingency and Owner Controlled Contingency (as such terms are defined in Section 3.5), plus the Contractor’s Fixed Fee (as defined in Section 3.3) guaranteed by the Contractor not to exceed the amount stated in the applicable Work Authorization. Accordingly, after the date on which the Construction Documents for the subject Project Phase are eighty percent (80%) complete for filing with the appropriate Governmental Authority so as to commence the permit application process or are sufficiently complete to enable Contractor to award Subcontracts for the major trades (all as determined by Owner), Contractor shall submit to Owner a statement for the Guaranteed Maximum Cost for such Project Phase, which statement shall be broken down in such detail as Owner reasonably may request and shall include (i) the Subcontract Costs and Self Performed Work Costs to be incurred by Contractor for the proposed Work; (ii) all General Conditions Costs and Reimbursable Costs for the proposed Work; (iii) the Fixed Fee to be incurred; (iv) the Contingency in the amount set forth in Section 3.5 hereof; (v) the Progress Schedule as set forth in ARTICLE 6 (vi) the daily liquidated damages amount and cap; (vii) the OCIP reconciliation; and (viii) the Contractor’s list of assigned supervisory personnel and list of Subcontractors. Such submission shall be supported by a detailed estimate, clearly indicating and itemizing the cost and scope of each element of the proposed Work, consistent in format with previous submissions of the construction budget, anticipated cost reports and other cost estimates submitted to Owner and clearly indicating and justifying any changes thereto.

4. Inconsistencies; No Other Changes. In the event of any inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions hereof shall control. Owner and Contractor agree that there are no other changes to the Agreement, and the Agreement, as amended hereby, remains in full force and effect.

5. Effectiveness. This Amendment shall be effective as of the date specified above.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be fully effective as an original, and all of which together shall constitute one and the same instrument.

OWNER: HRHH HOTEL/CASINO, LLC, a Delaware limited liability company

By:	/s/ BRIAN FEIGENBAUM
Name:	Brian Feigenbaum
Title:	Authorized Agent for HRHH Hotel/Casino, LLC

HRHH DEVELOPMENT, LLC, a Delaware limited liability company

By:	/s/ BRIAN FEIGENBAUM
Name:	Brian Feigenbaum
Title:	Authorized Agent for HRHH Development, LLC

CONTRACTOR: M.J. DEAN CONSTRUCTION, INC. a Nevada corporation

By:	/s/ WILLIAM MOORE
Name:	William Moore
Title:	V.P. Operations